EXHIBIT 10.56


                               SECOND AMENDMENT TO

                             JOINT VENTURE AGREEMENT

                                       OF

                              EDNA VALLEY VINEYARD


         THIS SECOND AMENDMENT (the "Amendment") is made and entered into as of this ___ day of June, 2002, by and between Paragon Vineyard Co., Inc., a Nevada corporation ("Paragon"), and The Chalone Wine Group, Ltd., a California corporation ("Chalone").

                                    RECITALS

         A. Paragon and Chalone entered into a Joint Venture Agreement on April 18, 1980, pursuant to which the parties established the Edna Valley Vineyard Joint Venture. The original Joint Venture Agreement was amended and restated as of January 1, 1991 (hereinafter, the "1991 Joint Venture Agreement"). The 1991 Joint Venture Agreement was amended by the parties pursuant to an amendment dated December 27, 1996 (hereinafter, the "1996 Amendment"). The 1991 Joint Venture Agreement, as amended by the 1996 Amendment, and as amended herein, is referred to hereinafter as the "Joint Venture Agreement," and the joint venture established thereby is referred to hereinafter as the "Joint Venture."

         B. Paragon and Chalone desire to amend the Joint Venture Agreement in those respects specified herein, and only in those respects specified herein.

         IN CONSIDERATION of the foregoing and the mutual covenants set forth herein, Paragon and Chalone agree as follows:


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1.       AMENDMENTS TO ARTICLE V OF THE JOINT VENTURE AGREEMENT
         (SUPPLY OF GRAPES BY PARAGON TO THE JOINT VENTURE)

         Article V of the Joint Venture Agreement is hereby amended in the following respects and in the following respects only.

         Section  5.1(a) is hereby  amended in its  entirety to read as follows:
"(a) Paragon and the Joint Venture shall, concurrently with the execution of this Amendment, enter into the Second Amended and Restated Grape Purchase Agreement (the "Amended Grape Purchase Agreement"), substantially in the form attached hereto as EXHIBIT A. The Joint Venture may, upon Review Committee approval, purchase and resell, or vint as bulk wine, a portion of the grapes required to be purchased by the Joint Venture from Paragon."

2.       AMENDMENTS TO ARTICLE VII OF THE JOINT VENTURE AGREEMENT
         (DISTRIBUTIONS; ALLOCATION OF INCOME AND LOSS)

         Article VII of the Joint Venture Agreement is hereby amended in the following respects and in the following respects only.

         Section 7.3 is hereby added to Article VII to read in its entirety as follows:

         "7.3 DISTRIBUTIONS

         For purposes of covering the estimated taxes of each of the Joint Venture Partners in connection with the Joint Venture, by December 15 of each year, the Joint Venture shall distribute to the Joint Venture Partners cash in the aggregate amount of fifty percent (50%) of the projected earnings of the Joint Venture for that year as reasonably determined by the Managing Joint Venture Partner. In addition, by April 15 of the following year, the Joint Venture shall distribute to the Joint Venture Partners an additional amount of cash sufficient to bring the aggregate amount of distributions made to sixty-seven percent (67%) of the actual earnings of the Joint Venture for the previous year; PROVIDED, HOWEVER, that if by April 15 the Joint Venture has not


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yet  determined  actual  earnings for the previous  year, a good faith  estimate
shall  be  paid  and  the  Joint  Venture   shall  adjust  the  foregoing   cash
distributions totaling sixty-seven percent (67%) to reflect actual earnings once determined.

         If the adjustment requires additional distributions to the Joint Venture Partners, the Joint Venture shall make such additional distributions as soon as practically possible. If the aggregate distributions made exceed 67% of actual earnings, the Joint Venture may subtract the overpayment from subsequent distributions to be made to the Joint Venture Partners. In certain years, the Joint Venture Partners may agree to reduce or increase the 67% provided for above.

         The Joint Venture computation of profits shall be made according to generally accepted accounting principles and shall be audited by the Company's accountants.

3. AMENDMENTS TO ARTICLE VIII OF THE JOINT VENTURE AGREEMENT (MANAGEMENT OF THE JOINT VENTURE)

         Article VIII of the Joint Venture Agreement is herby amended in the following respects and in the following respects only.

         Section 8.3(d) is hereby amended in its entirety to read as follows:

         "(d) The Managing Director of the Committee shall be Thomas B. Selfridge, so long as Mr. Selfridge serves as a director of Chalone and so long as Chalone remains the Managing Joint Venture Partner of the Joint Venture. In the event that Mr. Selfridge is no longer qualified or is unable to serve, at a point in time when Chalone is the Managing Joint Venture Partner of the Joint Venture, then the position of Managing Director of the Committee shall be filled as follows: Chalone shall, by written notice to Paragon, identify three candidates each of whom is an officer or director of Chalone and each of whom,


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by reason of his or her  education,  training,  experience  and knowledge of the wine business and the business of the Joint Venture, is qualified to serve as Managing Director of the Committee. The written notice shall specify, in reasonable detail, the qualifications of each candidate to serve as Managing Director of the Committee. Within thirty (30) days of receipt of the aforesaid notice from Chalone, Paragon shall notify Chalone, in writing, of its agreement to the election of one of the three candidates identified by Chalone to serve as Managing Director of the Committee, and such person shall thereafter serve as managing Director of the Committee pursuant to the terms and provisions of the Joint Venture Agreement. If Paragon does not notify Chalone, in writing, of its agreement to the selection of one of the three candidates identified by Chalone within thirty (30) days of Paragon's receipt of the notice from Chalone as aforesaid, then Chalone may, by notice to Paragon, select one of the three candidates identified by Chalone as the Managing Director of the Committee. In the event that Chalone ceases to be the Managing Joint Venture Partner of the Joint Venture, then the position of Managing Director of the Committee shall forthwith become vacant and the individual who shall serve as Managing Director of the Committee shall be determined by the Review Committee. The Managing Director of the Committee shall preside at all meetings of the Committee and shall exercise and perform such other powers and duties as may from time to time be assigned to him by the Committee."

         Section 8.5(e)(i) is hereby amended in its entirety to read as follows:

         "(i) The Joint Venture shall bear all costs of promotion and marketing of the wines sold by the Joint Venture except asprovided by paragraph (ii) below. In consideration thereof and its services rendered in promoting and marketing the wines of the Joint Venture, the Managing Joint Venture Partner


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shall receive a commission,  PROVIDED,  HOWEVER, that the Managing Joint Venture
Partner shall not receive any commission for wines sold at the Winery, through the Edna Valley VineyardWine Club, or over the internet, PROVIDED, HOWEVER, any costs incurred by the Managing General Partner for internet sales shall be reimbursed on a monthly basis. The Managing Joint Venture Partner's commission shall be payable at such time as the Joint Venture receives payment for the merchandise sold. The commission shall be in the following percentages, by category sale:

              (A)  Private label wines:  five percent (5%).
              (B)  Branded wines sold in California:  ten percent (10%).
              (C) Branded wines sold other than in California: twelve percent (12%).

         The out-of-state transfer price will be FOB net of all discounts (including special purchase allowances (SPAs), depletion allowances and any other similar accommodations offered to the trade).

         The commissions paid to Chalone as provided above will be reduced on a monthly basis by the reduction amount listed on the chart below:

                                       Monthly
                                      Reduction
                  Year                 Amount
                 ________________________________
                 2002               $41,667/month
                 2003               $41,667/month
                 2004               $41,667/month
                 2005               $41,667/month
                 2006 - 2021        $ 8,333/month


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         Section  8.5(e)(ii)  is  hereby  amended  in its  entirety  to  read as follows:

         "(ii) Chalone shall act as distributor of the Winery's wine for the State of California. Its continuation as distributor is subject to review from time to time by the Review Committee, with affirmative approval required of the Review Committee for Chalone's continuation as a distributor from year to year. Subject to the foregoing, as distributor of the wines of the Winery in California, Chalone shall be entitled to purchase the wines for distribution at the wholesale price thereof net of all discounts (including special purchase allowances (SPAs), depletion allowances and any other similar accommodations offered to the trade), less 25%. In addition, the Joint Venture shall bear one-half of Chalone's wine sample costs and wine list charges. If at any time Chalone both ceases to be the distributor for the state of California and no longer receives a margin commission from a broker or distributor in California, Chalone's commission for branded wines sold in California shall be eleven and one-quarter percent (11.25%) computed pursuant to Section 8.5(e)(i).

4.       REDUCTION IN REVENUE TO PARAGON

         The annual payments to Paragon for grapes or distributions shall be reduced according to the following formula:

                  YEAR                                        REDUCTION AMOUNT
                  ____                                        ________________
                  2003                                            $125,000
                  2004                                            $250,000
                  2005                                            $250,000
                  2006 through and including 2021                 $300,000


         This reduction in revenue constitutes a revision to the Joint Venture Agreement and not a modification to the price of grapes. The reduction shall be paid between December 15 and December 31 of each year commencing with the year 2003 and ending in the year 2021.


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5.       RETROACTIVITY OF MODIFICATIONS

         The foregoing amendments to the Joint Venture Agreement will be retroactive to January 1, 2002, and govern the distribution of operating profits to have been paid in 2002 for the year 2001.

6.       FINANCIAL AND MARKETING REPORTING

         Chalone on behalf of the Joint Venture shall produce and forward to the members of the Review Committee financial and marketing reports which include that information historically included in the financial statements plus a review of manufacturing costs versus budget and against last year's manufacturing costs, and capital expenditures versus budget.

         The financial and marketing reports will also include (1) an analysis which explains any significant variance in any expense, sales item, or capital expense from budget or from last year, (2) marketing commentary, (3) quarterly case sales versus budget and against last year by product and by market, (4) a monthly "snapshot" of case sales with an explanation of significant variances, and (5) quarterly tracking and explanation of marketing support discounts and programming by product and by market. The reports will be due on the following dates:

         a. Quarterly full financials the 30th day of the month following the quarter.

         b.   Annual trial balance, March 31st, and annual K-1, March 20th.

         c. All other reports described above on the 15th day following the month or quarter they are due unless otherwise agreed.


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6.       DUE EXECUTION AND VALIDITY OF THIS AMENDMENT

         (a) Chalone represents and warrants to Paragon that this Amendment has been duly authorized and executed by it pursuant to all necessary corporate action and, upon its due execution by Paragon, this Amendment shall be a valid and binding agreement of Chalone, enforceable against it in accordance with its terms and conditions.

         (b) Paragon hereby represents and warrants to Chalone that this Amendment has been duly authorized and executed by it pursuant to all necessary corporate action and, upon its due execution by Chalone, shall be a valid and binding agreement of Paragon, enforceable against it in accordance with its terms and conditions.

7.       CONTINUED VALIDITY OF THE 1991 JOINT VENTURE AGREEMENT AND 1996
         AMENDMENT

         Other than as expressly amended hereby, the terms and provisions of the 1991 Joint Venture Agreement, as amended by the 1996 Amendment, shall remain in full force and effect, binding upon Chalone and Paragon and their respective successors and assigns.

                        ________________________________

         IN WITNESS WHEREOF, the parties have executed this Amendment of the Joint Venture Agreement as of the day and year first above written.

                                              PARAGON VINEYARD CO., INC.


                                              By
                                                ________________________________
                                                       James H. Niven, President

                                              THE CHALONE WINE GROUP, LTD.


                                              By
                                                ________________________________
                                                       Thomas B. Selfridge,
                                                       Chief Executive Officer


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                                    EXHIBIT A

              SECOND AMENDED AND RESTATED GRAPE PURCHASE AGREEMENT














































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